Exhibit 99(a)(1)

MONTHLY SERVICER’S CERTIFICATE

(TO BE DELIVERED EACH MONTH PURSUANT TO SECTION 3.01(b)(i)

OF THE SERIES 2004-1 TRANSITION PROPERTY SERVICING AGREEMENT)

ONCOR ELECTRIC DELIVERY TRANSITION BOND COMPANY LLC,

Series 2004-1 Bonds

Oncor Electric Delivery Company LLC, as Servicer

Pursuant to the Series 2004-1 Transition Property Servicing Agreement dated as of June 7, 2004 (the “Series 2004-1 Transition Property Servicing Agreement”) between Oncor Electric Delivery Company LLC, as Servicer, and Oncor Electric Delivery Transition Bond Company LLC, as Issuer, the Servicer does hereby certify as follows:

SERIES 2004-1 COLLECTION PERIOD: January 2014
Customer Class	a. Series 2004-1 Transition Charges in Effect May 31, 2013	b. Series 2004-1 Transition Charges Billed	c. Actual Series 2004-1 Transition Charge Payments Received	d. Series 2004-1 Transition Charge Remittances Made to Trustee
Residential Service	$0.000902 / kWh	$ 3,783,375.40	$ 3,013,232.78	$ 3,013,232.78
General Service Secondary		$ 3,445,097.14	$ 3,169,279.68	$ 3,169,279.68
Non-demand	$0.000899 / kWh
Demand	$0.276 / kW
General Service Primary		$ 440,435.46	$ 397,585.46	$ 397,585.46
Non-demand	$0.000464 / kWh
Demand	$0.248 / kW
High Voltage Service	$0.135 / kW	$ 163,702.30	$ 132,808.98	$ 132,808.98
Lighting Service	$0.001383 / kWh	$ 52,569.13	$ 49,544.98	$ 49,544.98
Instantaneous Interruptible	$0.127 / kW	$ 122,443.03	$ 92,587.76	$ 92,587.76
Noticed Interruptible	$0.285 / kW	$ 206,901.34	$ 139,322.05	$ 139,322.05
Total		$ 8,214,523.80	$ 6,994,361.69	$ 6,994,361.69

Capitalized terms used herein have their respective meanings set forth in the Series 2004-1 Transition Property Servicing Agreement.

In WITNESS HEREOF, the undersigned has duly executed and delivered this Monthly Servicer’s Certificate this 5th day of February 2014.

ONCOR ELECTRIC DELIVERY COMPANY LLC,
as Servicer

By:	/s/ John M. Casey
Name:	John M. Casey
Title:	Vice President - Treasurer